UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 29, 2009
Brandywine Realty Trust
Brandywine Operating Partnership, L.P.
(Exact name of registrant as specified in charter)

Maryland	001-9106	23-2413352
(Brandywine Realty Trust)
Delaware	000-24407	23-2862640
(Brandywine Operating Partnership, L.P.)
(State or Other Jurisdiction of Incorporation or	(Commission file number)	(I.R.S. Employer
Organization)		Identification Number)
555 East Lancaster Avenue, Suite 100
Radnor, PA 19087
(Address of principal executive offices)
(610) 325-5600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On April 29, 2009, Brandywine Realty Trust (the “General Partner”), the sole general partner of Brandywine Operating Partnership, L.P. (the “Operating Partnership”), announced that the Operating Partnership has commenced a cash tender offer (the “Tender Offer”) for up to $100 million in aggregate principal amount (the “Tender Cap”) of its 5.625% Guaranteed Notes due December 15, 2010 (collectively, the “Notes”). The consideration payable for the Notes is $930 per $1,000 principal amount of Notes validly tendered and not withdrawn (which includes an early tender payment of $30 per $1,000 principal amount of Notes (the “Early Tender Payment”)). The Early Tender Payment is payable only to holders who tender and validly deliver their Notes on or prior to 11:59 p.m., New York City time, on May 12, 2009 (the “Early Tender Time”), if such Notes are accepted for purchase by the Operating Partnership. Holders who tender their Notes after the Early Tender Time and on or prior to the Expiration Time (as defined below) will be entitled to receive $900 per $1,000 principal amount of the Notes, if such Notes are accepted for purchase by the Operating Partnership. In addition, all holders of Notes who tender their Notes will receive accrued and unpaid interest on any tendered and accepted Notes from the last interest payment date to but not including the date on which the Notes are purchased, which presently is expected to be the next business day following the Expiration Time (as defined below).
     If the aggregate principal amount of Notes tendered pursuant to the Tender Offer exceeds the Tender Cap, then, if the Operating Partnership accepts Notes for purchase, the Operating Partnership will purchase such Notes on a pro rata basis among the tendering holders of such Notes. As a result, each holder of Notes who validly tenders Notes pursuant to the Tender Offer may have a portion of such Notes returned to such holder. The amount of Notes so returned will depend on the level of participation by holders of Notes in the Tender Offer. Additional terms and conditions of the Tender Offer are set forth in the Offer to Purchase dated April 29, 2009 (the “Offer to Purchase”) and the related Letter of Transmittal.
     The Tender Offer will expire at 11:59 p.m., New York City time, on Wednesday, May 27, 2009, unless extended by the Operating Partnership (the “Expiration Time”). The Operating Partnership’s obligation to consummate the tender offer is subject to the Tender Cap, which may be increased or waived by the Operating Partnership in its sole discretion, and is conditioned upon satisfaction or where applicable, waiver, of conditions described in the Offer to Purchase. The Tender Offer is expected to be funded by a combination of available cash on hand and borrowings under the Operating Partnership’s unsecured revolving credit facility. As of April 29, 2009, $249,127,000 aggregate principal amount of the Notes was outstanding.
     Under certain circumstances, and as more fully described in the Offer to Purchase, the Operating Partnership may terminate the Tender Offer before the Expiration Time. Any tendered Notes tendered prior to the Early Tender Time may be withdrawn in writing prior to 5:00 p.m., New York City time, on May 12, 2009 (the “Withdrawal Deadline”). Tendered Notes may not be withdrawn after the Withdrawal Deadline unless the Operating Partnership (i) makes a material change in the terms of the Tender Offer, (ii) decreases (but not if it increases) the Tender Cap, or (iii) is otherwise required by law to permit withdrawal. We expect to cancel the Notes purchased pursuant to the Tender Offer.
     A copy of the press release announcing the Tender Offer is filed herewith as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated April 29, 2009.

Signatures
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Brandywine Realty Trust

	By:	/s/ Howard M. Sipzner

Howard M. Sipzner
Executive Vice President and Chief Financial Officer

By:	Brandywine Operating Partnership, L.P.

	By:	Brandywine Realty Trust, its General Partner

	By:	/s/ Howard M. Sipzner

Howard M. Sipzner
Executive Vice President and Chief Financial Officer
Date: April 30, 2009

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Brandywine Realty Trust, dated April 29, 2009.